EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
SUB-ITEM 77C: Submission of matters to a vote of security holders.

The annual meeting of stockholders of Jardine Fleming China Region Fund, Inc. (the "Company") was held on May 9, 2002 (1) to elect one director of the Company to hold office for the term indicated and until his successor shall have been elected and qualified; (2) to amend the Company's investment policies to require the Company under normal conditions to invest at least 80% of its total assets in equity securities issued either by China Region companies or China Region associated companies and at least 65% of its total assets in equity securities by China Region companies; and (3) to consider and act upon such other business as may properly come before the Meeting or any adjournments thereof. The voting at the annual meeting was as follows:

PROPOSAL 1
ELECTION OF DIRECTORS

                                   NUMBER OF SHARES
                               FOR          AUTHORITY WITHHELD
Mr. Julian M.I. Reid        3,325,919.727      60,305.802

PROPOSAL 2
CHANGE IN INVESTMENT POLICY

                                  NUMBER OF SHARES
                            FOR           AGAINST        ABSTAIN
                        1,168,313.384    10,571.802    33,250.343




EXHIBIT B:
SUB-ITEM 77D: Policies with respect to security investments.

On July 15, 2002, the Board of Directors of the Company announced that the Fund's investment policy was amended to better reflect its historical investment approach by requiring that under normal circumstances at least 80% of the Fund's net assets, plus the amount of any borrowings for investment purposes, be invested in equity securities issued by China Region companies or China Region associated companies (the policy previously had a 65% requirement).




EXHIBIT C:
SUB-ITEM 77Q1

(1) The text of the change in investment policy as reported above under Sub-Item 77D was previously filed with the SEC on July 15, 2002 on Form 8-K.